Exhibit 99.1

Camping World Holdings, Inc. Reports Third Quarter 2025 Results, Record Breaking Total Unit Volume, Significant Year-to-Date Net Income and Adjusted EBITDA Growth

LINCOLNSHIRE, IL – October 28, 2025 (BUSINESS WIRE) -- Camping World Holdings, Inc. (NYSE: CWH) (“CWH” or, collectively with its subsidiaries, the “Company”), the World’s Largest Recreational Vehicle Dealer, today reported results for the third quarter ended September 30, 2025.

Matthew Wagner, President of CWH stated, “Our Company delivered over 40% Adjusted EBITDA(1) growth this quarter, driven by record breaking new and used vehicle volume(2). These results are a testament to our ability to navigate around constant macroeconomic changes, outperforming the industry in every category.”

Mr. Wagner continued, “Year-to-date our Company achieved a record 13.5% market share(3) of new and used units, an over 200 basis point combined improvement. Total new and used same store unit volume momentum continues in October, increasing low double-digit percent year-over-year as used remains a compelling value proposition for consumers focused on affordability. We expect continued progress in 2026, driven by used vehicle unit volume, improving ASPs, and over $15 million of potential cost takeout opportunity.”

Marcus Lemonis, Chairman and Chief Executive Officer of CWH commented, “As our team prepares for 2026, we are extremely confident in our ability to once again outperform the RV industry, grow our earnings, and continue to reduce our leverage year-over-year. As expected, affordability is still top of mind for consumers, and rising prices could create resistance on demand. This is leading us to deliberately set conservative new volume growth assumptions. Our Company will continue to rely on our market leading used, service, and Good Sam businesses as our financial performance differentiator. While it is early in our forecasting, we see a consecutive year of Adjusted EBITDA growth, starting in the low $300 million range, and a plan to outperform it.”

Mr. Lemonis concluded, “Our management team believes this judicious conservatism, combined with our fortified balance sheet and improving leverage, has set the stage for our return to measured and accretive M&A activity across the business.”

Third Quarter-over-Quarter Operating Highlights

●	Revenue was $1.8 billion for the third quarter, an increase of $81.1 million, or 4.7%.
●	New vehicle revenue was $766.8 million for the third quarter, a decrease of $58.1 million, or 7.0%, and new vehicle unit sales were 20,286 units, an increase of 343 units, or 1.7%. Used vehicle revenue was $589.1 million for the third quarter, an increase of $141.9 million, or 31.7%, and used vehicle unit sales were 18,694 units, an increase of 4,629 units, or 32.9%. Combined new and used vehicle unit sales were 38,980, an increase of 4,972 units, or 14.6%.
●	Average selling price of new vehicles sold decreased 8.6% and average selling price of used vehicles sold decreased 0.9%.
●	Same store new vehicle unit sales increased 2.9% for the third quarter and same store used vehicle unit sales increased 33.4%. Combined same store new and used vehicle unit sales increased 15.6%.
●	New vehicle gross margin was 12.7%, a decrease of 81 basis points, driven primarily by the 8.6% decrease in the average selling price per new vehicle sold, partially offset by a 7.8% reduction in the average cost per new vehicle sold. Used vehicle gross margin was 18.3%, an increase of 16 basis points, primarily due to a 1.1% decrease in the average cost per unit sold, partially offset by the 0.9% lower average selling price.
●	Products, service and other revenue was $208.6 million, a decrease of $16.2 million, or 7.2%, primarily due to increased allocation of labor towards used reconditioning and away from customer pay work as used vehicle sales volumes increased. Products, service and other gross margin was 45.2%, an increase of 124 basis points, driven by higher labor billing rates and improved inventory management.
●	Gross profit was $517.0 million, an increase of $18.5 million, or 3.7%, and total gross margin was 28.6%, a slight decrease of 27 basis points. The gross profit increase was mainly driven by the $26.7 million higher used vehicle gross profit from the increase in used vehicle unit sales as discussed above and $12.0 million increased finance and insurance, net (“F&I”) gross profit largely from the 14.6% increase in combined new and used vehicle unit sales and new F&I offerings. The slight gross margin decrease was primarily from the reduced average selling price per new vehicle sold, which was mostly offset by higher finance and insurance, net revenue that contributes 100.0% gross margin.
●	Selling, general and administrative expenses (“SG&A”) were $411.0 million, a decrease of $3.2 million, or 0.8%. This decrease was primarily driven by a $10.8 million decrease in employee cash compensation costs excluding commissions, and a $5.1 million decrease in advertising expenses, partially offset by a $5.3 million increase in outside service provider fees related primarily to legal, audit, and computer software expenses and maintenance, a $5.2 million increase in commissions costs, and a $2.2 million increase in employee stock-based compensation (“SBC”) expense. SG&A Excluding SBC(1) was $403.4 million, a decrease of $5.4 million, or 1.3%.
●	Floor plan interest expense was $18.1 million, a decrease of $4.3 million, or 19.3%, primarily as a result of lower average interest rates. Other interest expense, net was $31.0 million, a decrease of $4.9 million, or 13.6%, as a result of lower interest rates and, to a lesser extent, lower principal balances.
●	The Company evaluated both positive and negative evidence and concluded that a full valuation allowance was necessary for the deferred tax assets of the public holding company, CWH, due to its cumulative historical operating results for income tax purposes over the past several years in each of the tax jurisdictions in which it operates. This valuation allowance resulted in a charge to income tax expense of $175.4 million. Additionally, an adjustment to the Tax Receivable Agreement liability for the change in the determination of the realizability of tax benefits underlying the estimate of future payments under the Tax Receivable Agreement was recorded for $149.2 million with an additional $37.3 million recorded to income tax expense for the associated revaluation of the deferred tax assets relating to the change in the balance of Tax Receivable Agreement liability.
●	Net loss was $(29.4) million for the third quarter of 2025, a change of $(37.4) million, or (464.3)%. Adjusted EBITDA was $95.7 million, an increase of $28.2 million, or 41.8%.
●	Diluted loss per share of Class A common stock was $(0.64), a change of $(0.73), or (811.1)%. Adjusted earnings per share – diluted(1) of Class A common stock was $0.43, a change of $0.30, or 230.8%.
●	The total number of our store locations was 197 as of September 30, 2025, a net decrease of 10 store locations from September 30, 2024, or 4.8%, which included the consolidation of 15 store locations to improve the overall cost efficiency of the remaining store locations.

(1)	Adjusted earnings per share – diluted, Adjusted EBITDA, and SG&A Excluding SBC are non-GAAP measures. For a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures, see the “Non-GAAP Financial Measures” section later in this press release.
(2)	Refers to combined new and used vehicle unit sale volume.
(3)	New and used unit market share is calculated as total volume of the Company’s new and used units sold during any specified time period divided by the total number of new registrations as reported by SSI Data, LLC, d/b/a Statistical Surveys for that same specified time period.

Revisions to Prior Period Condensed Consolidated Financial Statements

Subsequent to the issuance of the Company's condensed consolidated financial statements for the three and nine months ended September 30, 2024, the Company's management identified prior period misstatements related to the measurement of the realizable portion of the Company’s outside basis difference deferred tax asset in CWGS Enterprises, LLC (“CWGS, LLC”), including the associated valuation allowance. As a result, deferred tax assets, net, additional paid-in capital, and income tax benefit (expense) as of and for the years ended December 31, 2023 and 2022 were revised in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 28, 2025. The misstatements impacted the beginning balances of deferred taxes, net, additional paid-in capital, and retained earnings, which have been revised from the amounts previously reported as of September 30, 2024. The Company evaluated the materiality of these errors, both qualitatively and quantitatively, and determined the effect of these revisions was not material to the previously issued financial statements.

The following table presents the effect of the immaterial misstatements on the Company’s consolidated balance sheet for the period indicated:

	As of September 30, 2024
($ in thousands)	As Previously Reported	Adjustment	As Revised
Deferred tax assets, net	$157,886	$43,768	$201,654
Total assets	4,645,224	43,768	4,688,992
Additional paid-in capital	94,217	33,385	127,602
Retained earnings	161,269	10,383	171,652
Total stockholders' equity attributable to Camping World Holdings, Inc.	107,816	43,768	151,584
Total stockholders' equity	172,691	43,768	216,459
Total liabilities and stockholders' equity	4,645,224	43,768	4,688,992

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s third quarter 2025 financial results is scheduled for October 29, 2025, at 7:30 am Central Time. Investors and analysts can participate on the conference call by dialing 1-844-826-3035 (international callers please dial 1-412-317-5195) and using conference ID# 10203707. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. Presentation materials are available at http://investor.campingworld.com. The replay of the conference call webcast and presentation materials will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results for the periods presented for the Company and its subsidiaries, which are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company is the sole managing member of CWGS, LLC, with sole voting power in and control of the management of CWGS, LLC. As of September 30, 2025, the Company owned 61.2% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements. Unless otherwise indicated, all financial comparisons in this press release compare our financial results for the third quarter ended September 30, 2025 to our financial results from the third quarter ended September 30, 2024.

About Camping World Holdings, Inc.

Camping World Holdings, Inc., headquartered in Lincolnshire, IL, (together with its subsidiaries) is the world’s largest retailer of RVs and related products and services. Through Camping World and Good Sam brands, our vision is to build a business that makes RVing and other outdoor adventures fun and easy. We strive to build long-term value for our customers, employees, and stockholders by combining a unique and comprehensive assortment of RV products and services with a national network of RV dealerships, service centers and customer support centers along with the industry’s most extensive online presence and a highly trained and knowledgeable team of associates serving our customers, the RV lifestyle, and the communities in which we operate. We also believe that our Good Sam organization and family of highly specialized services and plans, including roadside assistance, protection plans and insurance, uniquely enable us to connect with our customers as stewards of an outdoor and recreational lifestyle. With RV sales and service locations in 44 states, Camping World has grown to become the prime destination for everything RV. For more information, visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about macroeconomic and industry trends, future reductions in SG&A, future average selling prices, business plans and goals, future growth of our operations, future merger and acquisition activity, future deleveraging activities, future dividend payments, future payments under the Tax Receivable Agreement, and future financial results. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: general economic conditions, including inflation, interest rates and tariffs; the availability of financing to us and our customers; fuel shortages, high prices for fuel or changes in energy sources; the success of our manufacturers; changes in consumer preferences; competition in our industry; risks related to acquisitions, new store openings and expansion into new markets; our failure to maintain the strength and value of our brands; our ability to manage our inventory; fluctuations in our same store sales; the cyclical and seasonal nature of our business; our dependence on the availability of adequate capital and risks related to our debt; our ability to execute and achieve the expected benefits of our cost cutting initiatives; our reliance on our fulfillment and distribution centers; impacts from natural disasters, including pandemics and health crises; our dependence on our relationships with third party suppliers and lending institutions; risks associated with selling goods manufactured abroad; our ability to retain senior executives and attract and retain other qualified employees; risks associated with leasing substantial amounts of space; risks associated with our private brand offerings; we may incur asset impairment charges for goodwill, intangible assets or other long-lived assets; tax risks; our private brand offerings exposing us to various risks; regulatory risks; data privacy and cybersecurity risks; risks related to our intellectual property; the impact of ongoing or future lawsuits against us and certain of our officers and directors; risks related to climate change and other environmental, social and governance matters; and risks related to our organizational structure.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as updated by our Quarterly Reports on Form 10-Q and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Future declarations of quarterly dividends, if any, are subject to the determination and discretion of the Company’s Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, receipt of excess tax distributions from CWGS, LLC, its business prospects and other factors that the Company’s Board of Directors may deem relevant.

We intend to use our official Facebook, X (formerly known as Twitter), and Instagram accounts, each at the handle @CampingWorld, as well as the investor page of our website, investor.campingworld.com, as a distribution channel of material information about the Company and for complying with our disclosure obligations under Regulation FD. The information we post through these social media channels and on our investor webpage may be deemed material. Accordingly, investors should subscribe to these accounts and our investor alerts, in addition to following our press releases, SEC filings, public conference calls and webcasts. These social media channels may be updated from time to time.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue:
Good Sam Services and Plans	$52,508	$50,841	$152,929	$149,070
RV and Outdoor Retail
New vehicles	766,779	824,916	2,303,317	2,328,107
Used vehicles	589,092	447,242	1,583,714	1,265,701
Products, service and other	208,634	224,839	596,516	638,680
Finance and insurance, net	178,297	166,255	528,162	480,725
Good Sam Club	10,808	10,895	30,952	33,227
Subtotal	1,753,610	1,674,147	5,042,661	4,746,440
Total revenue	1,806,118	1,724,988	5,195,590	4,895,510
Costs applicable to revenue (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	22,772	19,700	62,440	52,075
RV and Outdoor Retail
New vehicles	669,415	713,515	1,994,647	1,996,204
Used vehicles	481,217	366,067	1,280,417	1,034,201
Products, service and other	114,427	126,113	315,578	360,721
Good Sam Club	1,254	1,069	3,592	3,729
Subtotal	1,266,313	1,206,764	3,594,234	3,394,855
Total costs applicable to revenue	1,289,085	1,226,464	3,656,674	3,446,930

Gross profit (exclusive of depreciation and amortization shown separately below):
Good Sam Services and Plans	29,736	31,141	90,489	96,995
RV and Outdoor Retail
New vehicles	97,364	111,401	308,670	331,903
Used vehicles	107,875	81,175	303,297	231,500
Products, service and other	94,207	98,726	280,938	277,959
Finance and insurance, net	178,297	166,255	528,162	480,725
Good Sam Club	9,554	9,826	27,360	29,498
Subtotal	487,297	467,383	1,448,427	1,351,585
Total gross profit	517,033	498,524	1,538,916	1,448,580

Operating expenses:
Selling, general, and administrative	411,011	414,209	1,235,945	1,205,358
Depreciation and amortization	25,654	20,583	71,617	59,905
Long-lived asset impairment	617	1,944	1,237	12,355
Lease termination	76	(2,625)	(31)	(2,585)
Loss (gain) on sale or disposal of assets	534	(5)	(104)	9,525
Total operating expenses	437,892	434,106	1,308,664	1,284,558
Income from operations	79,141	64,418	230,252	164,022
Other income (expense)
Floor plan interest expense	(18,061)	(22,372)	(57,356)	(78,053)
Other interest expense, net	(30,982)	(35,877)	(92,349)	(108,124)
Tax Receivable Agreement liability adjustment	149,172	—	149,172	—
Other expense, net	(1,162)	(162)	(3,920)	(337)
Total other income (expense)	98,967	(58,411)	(4,453)	(186,514)
Income (loss) before income taxes	178,108	6,007	225,799	(22,492)
Income tax (expense) benefit	(207,459)	2,049	(222,309)	3,156
Net (loss) income	(29,351)	8,056	3,490	(19,336)
Less: net (loss) income attributable to non-controlling interests	(11,087)	(2,555)	(25,992)	12,301
Net (loss) income attributable to Camping World Holdings, Inc.	$(40,438)	$5,501	$(22,502)	$(7,035)

(Loss) earnings per share of Class A common stock:
Basic	$(0.64)	$0.12	$(0.36)	$(0.16)
Diluted	$(0.64)	$0.09	$(0.36)	$(0.18)
Weighted average shares of Class A common stock outstanding:
Basic	62,735	45,232	62,627	45,124
Diluted	62,735	85,618	62,627	85,169

Camping World Holdings, Inc. and Subsidiaries

Supplemental Data (unaudited)

	Three Months Ended September 30,		Increase		Percent
	2025	2024	(decrease)		Change
Unit sales
New vehicles	20,286	19,943	343		1.7%
Used vehicles	18,694	14,065	4,629		32.9%
Total	38,980	34,008	4,972		14.6%

Average selling price
New vehicles	$37,798	$41,364	$(3,566)		(8.6%)
Used vehicles	31,512	31,798	(286)		(0.9%)

Same store unit sales(1)
New vehicles	18,544	18,027	517		2.9%
Used vehicles	17,294	12,967	4,327		33.4%
Total	35,838	30,994	4,844		15.6%

Same store revenue(1) ($ in 000s)
New vehicles	$699,525	$752,679	$(53,154)		(7.1%)
Used vehicles	543,575	413,166	130,409		31.6%
Products, service and other	169,341	181,383	(12,042)		(6.6%)
Finance and insurance, net	165,026	152,489	12,537		8.2%
Total	$1,577,467	$1,499,717	$77,750		5.2%

Average gross profit per unit
New vehicles	$4,800	$5,586	$(786)		(14.1%)
Used vehicles	5,771	5,771	—		0.0%
Finance and insurance, net per vehicle unit	4,574	4,889	(315)		(6.4%)
Total vehicle front-end yield(2)	9,839	10,551	(712)		(6.7%)

Gross margin
Good Sam Services and Plans	56.6%	61.3%	(462)	bps
New vehicles	12.7%	13.5%	(81)	bps
Used vehicles	18.3%	18.2%	16	bps
Products, service and other	45.2%	43.9%	124	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	88.4%	90.2%	(179)	bps
Subtotal RV and Outdoor Retail	27.8%	27.9%	(13)	bps
Total gross margin	28.6%	28.9%	(27)	bps

Retail locations
RV dealerships	196	204	(8)		(3.9%)
RV service & retail centers	1	3	(2)		(66.7%)
Total	197	207	(10)		(4.8%)

RV and Outdoor Retail inventories ($ in 000s)
New vehicles	$1,258,539	$1,189,880	$68,659		5.8%
Used vehicles	595,055	420,727	174,328		41.4%
Products, parts, accessories and misc.	172,520	170,793	1,727		1.0%
Total RV and Outdoor Retail inventories	$2,026,114	$1,781,400	$244,714		13.7%

Vehicle inventory per location ($ in 000s)
New vehicle inventory per dealer location	$6,421	$5,833	$588		10.1%
Used vehicle inventory per dealer location	3,036	2,062	974		47.2%

Vehicle inventory turnover(3)
New vehicle inventory turnover	1.8	1.7	0.1		5.7%
Used vehicle inventory turnover	3.2	3.2	(0.0)		(0.4%)

Other data
Active Customers(4)	4,229,138	4,615,443	(386,305)		(8.4%)
Good Sam Club members (5)	1,608,107	1,804,334	(196,227)		(10.9%)
Service bays (6)	2,811	2,828	(17)		(0.6%)
Finance and insurance gross profit as a % of total vehicle revenue	13.1%	13.1%	8	bps	n/a
Same store locations	176	n/a	n/a		n/a

	Nine Months Ended September 30,		Increase		Percent
	2025	2024	(decrease)		Change
Unit sales
New vehicles	63,708	58,909	4,799		8.1%
Used vehicles	51,539	40,459	11,080		27.4%
Total	115,247	99,368	15,879		16.0%

Average selling price
New vehicles	$36,154	$39,520	$(3,366)		(8.5%)
Used vehicles	30,728	31,284	(556)		(1.8%)

Same store unit sales(1)
New vehicles	58,142	53,381	4,761		8.9%
Used vehicles	47,498	37,326	10,172		27.3%
Total	105,640	90,707	14,933		16.5%

Same store revenue(1) ($ in 000s)
New vehicles	$2,101,586	$2,123,286	$(21,700)		(1.0%)
Used vehicles	1,456,379	1,171,749	284,630		24.3%
Products, service and other	480,432	509,885	(29,453)		(5.8%)
Finance and insurance, net	489,161	441,446	47,715		10.8%
Total	$4,527,558	$4,246,366	$281,192		6.6%

Average gross profit per unit
New vehicles	$4,845	$5,634	$(789)		(14.0%)
Used vehicles	5,885	5,722	163		2.8%
Finance and insurance, net per vehicle unit	4,583	4,838	(255)		(5.3%)
Total vehicle front-end yield(2)	9,893	10,508	(615)		(5.9%)

Gross margin
Good Sam Services and Plans	59.2%	65.1%	(590)	bps
New vehicles	13.4%	14.3%	(86)	bps
Used vehicles	19.2%	18.3%	86	bps
Products, service and other	47.1%	43.5%	358	bps
Finance and insurance, net	100.0%	100.0%	unch
Good Sam Club	88.4%	88.8%	(38)	bps
Subtotal RV and Outdoor Retail	28.7%	28.5%	25	bps
Total gross margin	29.6%	29.6%	3	bps

Other data
Finance and insurance gross profit as a % of total vehicle revenue	13.6%	13.4%	21	bps	n/a
Same store locations	176	n/a	n/a		n/a

unch – unchanged

bps – basis points

n/a – not applicable

(1)	Our same store revenue and units calculations for a given period include only those stores that were open both at the end of the corresponding period and at the beginning of the preceding fiscal year.
(2)	Front end yield is calculated as gross profit from new vehicles, used vehicles and finance and insurance (net), divided by combined new and used vehicle unit sales.
(3)	Inventory turnover is calculated as vehicle costs applicable to revenue over the last twelve months divided by the average quarterly ending vehicle inventory over the last twelve months.
(4)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.
(5)	Excludes Good Sam Club members under the free basic plan, which was introduced in November 2023 and provides for limited participation in the loyalty point program without access to the remaining member benefits.
(6)	A service bay is a fully-constructed bay dedicated to service, installation, and collision offerings.

Camping World Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In Thousands Except Per Share Amounts)

	September 30,	December 31,	September 30,
	2025	2024	2024
Assets
Current assets:
Cash and cash equivalents	$230,513	$208,422	$28,380
Contracts in transit	110,220	61,222	111,879
Accounts receivable, net	122,357	120,412	118,300
Inventories	2,026,392	1,821,837	1,781,656
Prepaid expenses and other assets	57,644	58,045	57,158
Assets held for sale	38,431	1,350	10,353
Total current assets	2,585,557	2,271,288	2,107,726

Property and equipment, net	895,270	846,760	836,824
Operating lease assets	716,467	739,352	755,223
Deferred tax assets, net	1,495	215,140	201,654
Intangible assets, net	16,703	19,469	20,413
Goodwill	748,951	734,023	732,813
Other assets	34,524	37,245	34,339
Total assets	$4,998,967	$4,863,277	$4,688,992
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$224,615	$145,346	$221,292
Accrued liabilities	177,866	118,557	182,926
Deferred revenues	98,293	92,124	100,894
Current portion of operating lease liabilities	65,497	61,993	60,481
Current portion of finance lease liabilities	8,689	7,044	7,077
Current portion of Tax Receivable Agreement liability	1,200	—	—
Current portion of long-term debt	22,749	23,275	23,798
Notes payable – floor plan, net	1,361,019	1,161,713	1,030,187
Other current liabilities	84,896	70,900	83,906
Total current liabilities	2,044,824	1,680,952	1,710,561

Operating lease liabilities, net of current portion	732,884	764,113	779,873
Finance lease liabilities, net of current portion	128,315	131,004	132,784
Tax Receivable Agreement liability, net of current portion	—	150,372	149,866
Revolving line of credit	—	—	31,885
Long-term debt, net of current portion	1,459,307	1,493,318	1,506,027
Deferred revenues	61,844	63,642	67,647
Other long-term liabilities	88,819	94,927	93,890
Total liabilities	4,515,993	4,378,328	4,472,533
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000 shares authorized; none issued and outstanding	—	—	—
Class A common stock, par value $0.01 per share – 250,000 shares authorized; 62,819, 62,502 and 49,571 shares issued, respectively, and 62,819, 62,502 and 45,342 shares outstanding, respectively	628	625	496
Class B common stock, par value $0.0001 per share – 75,000 shares authorized; 39,466 shares issued and outstanding	4	4	4
Class C common stock, par value $0.0001 per share – 0.001 share authorized, issued and outstanding	—	—	—
Additional paid-in capital	209,349	193,692	127,602
Treasury stock, at cost; 4,229 shares at September 30, 2024	—	—	(148,170)
Retained earnings	86,235	132,241	171,652
Total stockholders' equity attributable to Camping World Holdings, Inc.	296,216	326,562	151,584
Non-controlling interests	186,758	158,387	64,875
Total stockholders' equity	482,974	484,949	216,459
Total liabilities and stockholders' equity	$4,998,967	$4,863,277	$4,688,992

Camping World Holdings, Inc. and Subsidiaries

Summary of Consolidated Statements of Cash Flows (unaudited)

(In Thousands)

	Nine Months Ended September 30,
	2025	2024

Net cash provided by operating activities	$95,236	$408,541

Investing activities
Purchases of property and equipment	(84,130)	(68,194)
Proceeds from sale or disposal of property and equipment	3,650	3,820
Purchases of real property	(122,842)	(1,243)
Proceeds from the sale or disposal of real property	53,769	48,434
Purchases of businesses, net of cash acquired	(81,203)	(62,323)
Proceeds from divestiture of business	11,027	19,957
Purchases of other investments	(6,668)	—
Proceeds from other investments	326	—
Purchases of intangible assets	—	(142)
Proceeds from sale of intangible assets	—	2,595
Net cash used in investing activities	(226,071)	(57,096)

Financing activities
Proceeds from long-term debt	—	55,624
Payments on long-term debt	(38,223)	(66,763)
Net proceeds (payments) on notes payable – floor plan, net	226,342	(317,519)
Borrowings on revolving line of credit	—	43,000
Payments on revolving line of credit	—	(32,000)
Payments on finance leases	(5,540)	(5,684)
Payments on sale-leaseback arrangement	(151)	(147)
Payment of debt issuance costs	—	(876)
Payments of stock offering costs	(572)	—
Dividends on Class A common stock	(23,504)	(16,940)
Proceeds from exercise of stock options	—	549
RSU shares withheld for tax	(2,940)	(3,110)
Distributions to holders of LLC common units	(2,486)	(18,846)
Net cash provided by (used in) financing activities	152,926	(362,712)

Increase (decrease) in cash and cash equivalents	22,091	(11,267)
Cash and cash equivalents at beginning of the period	208,422	39,647
Cash and cash equivalents at end of the period	$230,513	$28,380

(Loss) Earnings Per Share

Basic (loss) earnings per share of Class A common stock is computed by dividing net (loss) income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted (loss) earnings per share of Class A common stock is computed by dividing net (loss) income attributable to Camping World Holdings, Inc. by the weighted-average number of shares of Class A common stock outstanding adjusted to give effect to potentially dilutive securities.

The following table sets forth reconciliations of the numerators and denominators used to compute basic and diluted (loss) earnings per share of Class A common stock (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share amounts)	2025	2024	2025	2024
Numerator:
Net (loss) income	$(29,351)	$8,056	$3,490	$(19,336)
Less: net (loss) income attributable to non-controlling interests	(11,087)	(2,555)	(25,992)	12,301
Net (loss) income attributable to Camping World Holdings, Inc. — basic	$(40,438)	$5,501	$(22,502)	$(7,035)
Add: reallocation of net (loss) income attributable to non-controlling interests from the assumed redemption of common units of CWGS, LLC for Class A common stock	—	2,127	—	(8,525)
Net (loss) income attributable to Camping World Holdings, Inc. — diluted	$(40,438)	$7,628	$(22,502)	$(15,560)
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	62,735	45,232	62,627	45,124
Dilutive restricted stock units	—	341	—	—
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	—	40,045	—	40,045
Weighted-average shares of Class A common stock outstanding — diluted	62,735	85,618	62,627	85,169

(Loss) earnings per share of Class A common stock — basic	$(0.64)	$0.12	$(0.36)	$(0.16)
(Loss) earnings per share of Class A common stock — diluted	$(0.64)	$0.09	$(0.36)	$(0.18)

Weighted-average anti-dilutive securities excluded from the computation of diluted (loss) earnings per share of Class A common stock:
Stock options to purchase Class A common stock	144	158	150	182
Restricted stock units	2,359	890	2,423	2,031
Common units of CWGS, LLC that are convertible into Class A common stock	39,895	—	39,895	—

Weighted-average contingently issuable shares excluded from the computation of diluted (loss) earnings per share of Class A common stock since all necessary conditions had not been satisfied:
Performance stock units	750	—	750	—

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA; Adjusted EBITDA; Adjusted EBITDA Margin; Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic; Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted; Adjusted Earnings Per Share – Basic; Adjusted Earnings Per Share – Diluted; and SG&A Excluding SBC (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. Certain of these Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry and are used by management to evaluate our operating performance, to evaluate the effectiveness of strategic initiatives and for planning purposes. By providing these Non-GAAP Financial Measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA, as calculated for our subsidiary CWGS Group, LLC, to measure our compliance with covenants such as the consolidated leverage ratio. The Non-GAAP Financial Measures have limitations as analytical tools, and the presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. They should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, it is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this section and in the reconciliation tables below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

Our earnings call on October 29, 2025 may present guidance that includes Adjusted EBITDA. A full reconciliation of the forecasted Adjusted EBITDA to its most-directly comparable GAAP metric cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliations.

The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net (loss) income before other interest expense, net (excluding floor plan interest expense), provision for income tax expense (benefit) and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, SBC, Tax Receivable Agreement liability adjustment, losses and gains and/or impairment on investments in equity securities, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measures (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
EBITDA and Adjusted EBITDA:
Net (loss) income	$(29,351)	$8,056	$3,490	$(19,336)
Other interest expense, net	30,982	35,877	92,349	108,124
Depreciation and amortization	25,654	20,583	71,617	59,905
Income tax expense (benefit)	207,459	(2,049)	222,309	(3,156)
Subtotal EBITDA	234,744	62,467	389,765	145,537
Long-lived asset impairment (a)	617	1,944	1,237	12,355
Lease termination (b)	76	(2,625)	(31)	(2,585)
Loss (gain) on sale or disposal of assets, net (c)	534	(5)	(104)	9,525
SBC (d)	7,750	5,573	23,464	16,167
Tax Receivable Agreement liability adjustment (e)	(149,172)	—	(149,172)	—
Loss and/or impairment on investments in equity securities (f)	1,163	162	3,920	337
Adjusted EBITDA	$95,712	$67,516	$269,079	$181,336

	Three Months Ended September 30,		Nine Months Ended September 30,
(as percentage of total revenue)	2025	2024	2025	2024
Adjusted EBITDA margin:
Net (loss) income margin	(1.6%)	0.5%	0.1%	(0.4%)
Other interest expense, net	1.7%	2.1%	1.8%	2.2%
Depreciation and amortization	1.4%	1.2%	1.4%	1.2%
Income tax expense (benefit)	11.5%	(0.1%)	4.3%	(0.1%)
Subtotal EBITDA margin	13.0%	3.6%	7.5%	3.0%
Long-lived asset impairment (a)	0.0%	0.1%	0.0%	0.3%
Lease termination (b)	0.0%	(0.2%)	(0.0%)	(0.1%)
Loss (gain) on sale or disposal of assets, net (c)	0.0%	(0.0%)	(0.0%)	0.2%
SBC (d)	0.4%	0.3%	0.5%	0.3%
Tax Receivable Agreement liability adjustment (e)	(8.3%)	—	(2.9%)	—
Loss and/or impairment on investments in equity securities (f)	0.1%	0.0%	0.1%	0.0%
Adjusted EBITDA margin	5.3%	3.9%	5.2%	3.7%

	Three Months Ended				TTM Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands)	2025	2025	2025	2024	2025
Adjusted EBITDA:
Net (loss) income	$(29,351)	$57,523	$(24,682)	$(59,544)	$(56,054)
Other interest expense, net	30,982	30,836	30,531	32,320	124,669
Depreciation and amortization	25,654	23,419	22,544	21,285	92,902
Income tax expense (benefit)	207,459	18,321	(3,471)	(8,221)	214,088
Subtotal EBITDA	234,744	130,099	24,922	(14,160)	375,605
Long-lived asset impairment (a)	617	—	620	2,706	3,943
Lease termination (b)	76	(107)	—	288	257
Loss (gain) on sale or disposal of assets, net (c)	534	1,185	(1,823)	330	226
SBC (d)	7,750	8,444	7,270	5,418	28,882
Tax Receivable Agreement liability adjustment (e)	(149,172)	—	—	—	(149,172)
Loss and/or impairment on investments in equity securities (f)	1,163	2,600	157	2,925	6,845
Adjusted EBITDA	$95,712	$142,221	$31,146	$(2,493)	$266,586
(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the gains and losses on the termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(c)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(d)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(e)

Represents an adjustment to the Tax Receivable Agreement liability for the change in the determination of the realizability of future cash tax benefits underlying the estimate of future payments under the Tax Receivable Agreement.

(f)	Represents loss and/or impairment on investments in equity securities and interest income relating to any notes receivables with those investments.

Adjusted Net Income Attributable to Camping World Holdings, Inc. and Adjusted Earnings Per Share

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic” as net (loss) income attributable to Camping World Holdings, Inc. adjusted for the impact of certain noncash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, long-lived asset impairment, lease termination costs, gains and losses on sale or disposal of assets, net, SBC, Tax Receivable Agreement liability adjustment, loss and/or impairment on investments in equity securities, other unusual or one-time items, the income tax (expense) benefit effect of these adjustments, income tax expense impact from significant change in valuation allowance against deferred tax assets, and the effect of net (loss) income attributable to non-controlling interests from these adjustments.

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net income attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed redemption, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted Earnings Per Share – Basic” as Adjusted Net Income Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define

“Adjusted Earnings Per Share – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the redemption of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings  Per Share – Basic, and Adjusted Earnings Per Share – Diluted to the most directly comparable GAAP financial performance measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share amounts)	2025	2024	2025	2024
Numerator:
Net (loss) income attributable to Camping World Holdings, Inc.	$(40,438)	$5,501	$(22,502)	$(7,035)
Adjustments related to basic calculation:
Long-lived asset impairment (a):
Gross adjustment	617	1,944	1,237	12,355
Income tax expense for above adjustment (b)	—	(258)	—	(1,636)
Lease termination (c):
Gross adjustment	76	(2,625)	(31)	(2,585)
Income tax benefit for above adjustment (b)	—	348	—	343
Loss (gain) on sale or disposal of assets (d):
Gross adjustment	534	(5)	(104)	9,525
Income tax (expense) benefit for above adjustment (b)	(14)	1	(10)	(1,261)
SBC (e):
Gross adjustment	7,750	5,573	23,464	16,167
Income tax expense for above adjustment (b)	(4)	(746)	(18)	(2,163)
Tax Receivable Agreement liability adjustment (f):
Gross adjustment	(149,172)	—	(149,172)	—
Income tax benefit for above adjustment (b)	37,293	—	37,293	—
Loss and/or impairment on investments in equity securities (g):
Gross adjustment	1,163	162	3,920	337
Income tax expense for above adjustment (b)	—	(21)	—	(44)
Income tax expense impact from significant change in valuation allowance against deferred tax assets (h):	175,387	—	175,387
Adjustment to net (loss) income attributable to non-controlling interests resulting from the above adjustments (i)	(3,935)	(2,365)	(11,074)	(16,817)
Adjusted net income attributable to Camping World Holdings, Inc. – basic	29,257	7,509	58,390	7,186
Adjustments related to diluted calculation:
Reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (j)	—	—	47	—
Reallocation of net income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (j)	15,022	4,920	—	4,516
Income tax on reallocation of net income attributable to non-controlling interests from the dilutive redemption of common units in CWGS, LLC (k)	—	(1,015)	—	(413)
Adjusted net income attributable to Camping World Holdings, Inc. – diluted	$44,279	$11,414	$58,437	$11,289
Denominator:
Weighted-average Class A common shares outstanding – basic	62,735	45,232	62,627	45,124
Adjustments related to diluted calculation:
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (l)	39,895	40,045	—	40,045
Dilutive options to purchase Class A common stock (l)	—	—	—	10
Dilutive restricted stock units (l)	195	341	195	252
Adjusted weighted average Class A common shares outstanding – diluted	102,825	85,618	62,822	85,431

Adjusted earnings per share - basic	$0.47	$0.17	$0.93	$0.16
Adjusted earnings per share - diluted	$0.43	$0.13	$0.93	$0.13

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands except per share amounts)	2025	2024	2025	2024
Anti-dilutive amounts (m):
Numerator:
Reallocation of net income attributable to non-controlling interests from the anti-dilutive redemption of common units in CWGS, LLC (j)	$—	$—	$37,018	$—
Denominator:
Anti-dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (l)	—	—	39,895	—

Reconciliation of per share amounts:
(Loss) earnings per share of Class A common stock — basic	$(0.64)	$0.12	$(0.36)	$(0.16)
Non-GAAP Adjustments (n)	1.11	0.05	1.29	0.32
Adjusted earnings per share - basic	$0.47	$0.17	$0.93	$0.16

(Loss) earnings per share of Class A common stock — diluted	$(0.64)	$0.09	$(0.36)	$(0.18)
Non-GAAP Adjustments (n)	1.11	0.04	1.29	0.31
Dilutive redemption of common units in CWGS, LLC for shares of Class A common stock (o)	(0.04)	—	—	—
Adjusted earnings per share - diluted	$0.43	$0.13	$0.93	$0.13

(a)	Represents long-lived asset impairment charges related to the RV and Outdoor Retail segment.
(b)	Represents the current and deferred income tax expense or benefit effect of the above adjustments. For the three and nine months ended September 30, 2025, the income tax impact for many of the adjustments related to the public holding company, CWH, which had a full valuation allowance against its net deferred tax assets, for which no income tax benefit or expense could be recognized. This assumption uses a blended statutory tax rate of 25.0% for the adjustments for the 2025 and 2024 periods, which represent the estimated tax rates that would apply had the above adjustments been included in the determination of our non-GAAP metric.
(c)	Represents the (gain) loss on termination of operating leases resulting from lease termination fees and the derecognition of the operating lease assets and liabilities.
(d)	Represents an adjustment to eliminate the gains and losses on disposals and sales of various assets.
(e)	Represents noncash SBC expense relating to employees, directors, and consultants of the Company.
(f)	Represents an adjustment to the Tax Receivable Agreement liability for the change in the determination of the realizability of future cash tax benefits underlying the estimate of future payments under the Tax Receivable Agreement.
(g)	Represents losses and/or impairment on investments in equity securities and interest income relating to any notes receivable with those investments.
(h)	Represents the income tax expense relating to the valuation allowance for deferred tax assets for CWH, the public holding company.
(i)	Represents the adjustment to net income attributable to non-controlling interests resulting from the above adjustments that impact the net income of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 38.8% and 46.8% for the three months ended September 30, 2025 and 2024, respectively, and 38.8% and 46.9% for the nine months ended September 30, 2025 and 2024, respectively.
(j)	Represents the reallocation of net income attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.
(k)	Represents the income tax expense effect of the above adjustment for reallocation of net income attributable to non-controlling interests. For the three and nine months ended September 30, 2025, the income tax impact of this reallocation adjustment related to the public holding company, CWH, which had a full valuation allowance against its net deferred tax assets, for which no income tax benefit or expense could be recognized. This assumption uses a blended statutory tax rate of 25.0% for the adjustments for the 2025 and 2024 periods.
(l)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.
(m)	The below amounts have not been considered in our adjusted earnings per share – diluted amounts as the effect of these items are anti-dilutive. Additionally, 750,000 performance stock units granted in January 2025 were excluded from the calculation of our adjusted earnings per share – diluted, since they represent contingently issuable shares for which all of the necessary conditions had not been satisfied.
(n)	Represents the per share impact of the Non-GAAP adjustments to net (loss) income detailed above (see (a) through (i) above).
(o)	Represents the per share impact of stock options, restricted stock units, and/or common units of CWGS, LLC from the difference in their dilutive impact between the GAAP and Non-GAAP earnings per share calculations.

Our “Up-C” corporate structure may make it difficult to compare our results with those of companies with a more traditional corporate structure. There can be a significant fluctuation in the numerator and denominator for the calculation of our adjusted earnings per share – diluted depending on if the common units in CWGS, LLC are considered dilutive or anti-dilutive for a given period. To improve comparability of our financial results, users of our financial statements may find it useful to review our loss per share assuming the full redemption of common units in CWGS, LLC for all periods, even when those common units would be anti-dilutive. The relevant numerator and denominator adjustments have been provided under “Anti-dilutive amounts” in the table above (see (m) above).

SG&A Excluding SBC

We define “SG&A Excluding SBC” as SG&A before SBC relating to SG&A. We caution investors that amounts presented in accordance with our definition of SG&A Excluding SBC may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate SG&A Excluding SBC in the same manner. We present SG&A Excluding SBC because we believe that investors’ understanding of our performance and drivers of our other Non-GAAP Financial Measures, such as Adjusted EBITDA, is enhanced by including this Non-GAAP Financial Measure. We believe it provides a reasonable basis for comparing our ongoing results of operations.

The following table reconciles SG&A Excluding SBC to the most directly comparable GAAP financial performance measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2025	2024	2025	2024
SG&A Excluding SBC:
SG&A	$411,011	$414,209	$1,235,945	$1,205,358
SBC - SG&A	(7,632)	(5,478)	(23,121)	(15,891)
SG&A Excluding SBC:	$403,379	$408,731	$1,212,824	$1,189,467
As a percentage of gross profit	78.0%	82.0%	78.8%	82.1%

Contacts

Investors:

Brett Andress

InvestorRelations@campingworld.com

Media Outlets:
PR-CWGS@CampingWorld.com